As filed with the Securities and Exchange Commission on March 31, 1995

                                                     Registration No. 33-


                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                            ________________________

                        ZENITH ELECTRONICS CORPORATION
           (Exact name of registrant as specified in its charter)

         Delaware                                      36-1996520
(State or other jurisdiction of           (I.R.S. employer Identification No.)
incorporation or organization)

                            1000 Milwaukee Avenue
                          Glenview, Illinois 60025
                 (Address of principal executive offices)

                     1987 ZENITH STOCK INCENTIVE PLAN
                          (Full title of the plan)

                             RICHARD F. VITKUS
                Senior Vice President and General Counsel
                     Zenith Electronics Corporation
                           1000 Milwaukee Avenue
                         Glenview, Illinois 60025
                  (Name and address of agent for service)

                              (708) 391-7000
                     (Telephone number, including area
                        code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
| Title of |              |                  |                 |              |
|securities|              | Proposed maximum | Proposed maximum|   Amount of  |
|  to be   | Amount to be | offering price   |   aggregate     | registration |
|registered| registered   |   per share      | offering price  |     fee      |
|----------|--------------|------------------|-----------------|--------------|
|Common    |   1,000,000  |   $7.8125(1)     |  $7,812,500(1)  |  $2,694.00(1)|
|Stock,    |   shares     |                  |                 |              |
|$1.00 par |              |                  |                 |              |
|value     |              |                  |                 |              |
|----------|--------------|------------------|-----------------|--------------|
|Common    |  1,000,000(2)|      -(2)        |      -(2)       |      -(2)    |
|Stock     |              |                  |                 |              |
|Purchase  |              |                  |                 |              |
|Rights    |              |                  |                 |              |
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of l933, based upon the average of the high and low sale prices of Common Stock of the Registrant on the New York Stock Exchange on March 29, 1995.

(2) Rights are initially carried and traded with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

                                             March 31, 1995




                        THIS DOCUMENT CONSTITUTES PART OF
                        A PROSPECTUS COVERING SECURITIES
                           THAT HAVE BEEN REGISTERED
                           UNDER THE SECURITIES ACT
                              OF 1933, AS AMENDED


                        ZENITH ELECTRONICS CORPORATION


                       1987 ZENITH STOCK INCENTIVE PLAN




        This document relates to shares of common stock, par value $1.00 per share (the "Common Stock"), of Zenith Electronics Corporation ("Zenith") which may be issued (i) as stock bonus awards or upon the exercise of stock options or stock appreciation rights which may be granted to select officers and other key employees of the Company and its subsidiaries (collectively, the "Company") or (ii) as stock bonus awards or upon the exercise of stock options which are granted to non-employee directors of the Company, in each case pursuant to the 1987 Zenith Stock Incentive Plan (the "Plan"). This document may be used only in connection with offers and sales by Zenith of shares of Common Stock under the Plan and may not be used by participants in the Plan for reoffers or resales of shares of Common Stock. Under the federal securities laws, persons who are deemed to be "affiliates" of Zenith are restricted in the resale of Common Stock owned by them. See "Resale Restrictions" below.


                           DESCRIPTION OF THE PLAN

        In 1986, Zenith's Board of Directors (the "Board") adopted, and in 1987 its stockholders approved, the Plan. The Plan became effective on April 28, 1987.

        The following summary of certain provisions of the Plan does not purport to be a complete statement of such provisions or their operation and is qualified in its entirety by reference to the Plan. Additional information about the Plan and the Plan administrators can be obtained from David S. Levin, Secretary, Zenith Electronics
Corporation, 1000 Milwaukee Avenue, Glenview, Illinois 60025
(telephone 708-391-8048).

        Purpose of the Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (i) attracting and retaining key personnel possessing outstanding abilities; (ii) strengthening the Company's capability to develop, maintain and direct its management team; (iii) motivating key personnel, by means of performance-related incentives, to achieve long-term performance goals; (iv) providing key employees with the opportunity to participate in the long-term growth and financial success of the Company and (v) attracting, retaining and motivating non-employee directors.

        Duration.   All grants pursuant to the Plan must be made
within ten years from April 28, 1987, the effective date of the Plan. The Plan shall terminate on April 28, 1997, unless terminated prior thereto by the Board.

        Participation. Participation in the Plan is limited to selected present or future officers and other key employees of the Company and to non-employee directors of Zenith.

        Administration of the Plan.  The Organization and
Compensation Committee of the Board of Directors (the
"Committee"), consisting of at least two disinterested persons, will administer the Plan. Subject to the limitations of the Plan, the Committee is authorized to interpret and administer the Plan, to establish selection guidelines and select eligible persons for participation in the Plan, to determine the form and number of shares covered by grants under the Plan, to establish, when necessary, the fair market value of Common Stock covered by grants under the Plan, to fix restriction and forfeiture provisions, to establish the time and conditions of vesting or exercise and the conditions, if any, under which vesting or exercise may be accelerated, and all other terms and conditions of grants. The Committee may, in its discretion, delegate to Zenith's Chief Executive Officer the authority to select and make grants to eligible employees who are not directors or officers of the Company. Members of the committee are elected annually by the Board to serve for terms of one year and may be removed in the discretion of the Board. No member of the Committee is eligible to receive grants other than automatic grants of 1,000 shares of Common Stock on the first Tuesday of each December and options to purchase 2,000 shares of Common Stock on the day following the annual meeting each year of Zenith's stockholders at a price per share equal to the fair market value of a share of Common Stock on the date of grant.

        Zenith pays the expenses in connection with the administration of the Plan and the issuance of shares of Common
Stock.

        Securities Subject to the Plan. The maximum number of shares of Common Stock with respect to which grants may be made in any calendar year under the Plan shall not exceed two percent (2%) of the number of shares of Common Stock issued and outstanding as of the first day of the period in which such grants are made. The maximum number of shares of Common Stock with respect to which grants may be made in 1995 is approximately 900,000. Shares of Common Stock that are the subject of grants made under the Plan, which are not issued by reason of the expiration, cancellation or other termination of grants, shall again be available for future grants.

        Shares of Common Stock to be issued under the Plan may be authorized and unissued shares, treasury stock or a combination thereof.

        The number and prices of shares shall be adjusted to give effect to stock dividends, stock splits, or other relevant changes in capitalization.

        Amendment or Termination. The Board may at any time terminate or amend the Plan, except that the provisions relating to grants to non-employee directors of Common Stock and options to purchase Common Stock may not in general be amended more than once every six months and no amendment may be made without stockholder approval if such amendment would increase the maximum number of shares available for issuance under the Plan with respect to grants made in any calendar year, modify the class of eligible employees or materially increase the benefits accruing to participants under the Plan or otherwise require approval under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). Subject to the consent of the participant where such consent is required by law, the Committee may alter, amend or modify any award or grant under the Plan in any manner not inconsistent with the Plan, if the Committee deems such action in the best interests of the participant or the Company.

        Award Agreements. Each award will be evidenced by an award agreement which may contain such provisions as the Committee approves, not inconsistent with this Plan, including provisions relating to forfeiture of awards and provisions which may be required by law.

                        STOCK BONUS AWARDS

        The Plan provides for the issuance of stock bonus awards in the form of performance shares or units, stock units or shares of restricted Common Stock. Awards are made on the basis of performance or continued employment with the Company.

        Performance Awards. Performance awards are based upon the achievement of specified corporate, group, divisional, individual or other specified objectives, and the number of shares or units awarded depends upon the degree of achievement of such objectives. Participants shall have no right, title or interest in performance shares or units until such time as the degree of achievement of the specified objectives has been determined. Upon such determination, the interest of the participant in the performance units or shares shall vest as set forth in the award.

        Fixed Awards.  Fixed awards of shares of restricted
Common Stock or stock units shall be made on the basis of the continued employment of the participant with the Company for a specified period of at least one year. Fixed awards may also be given in consideration of an officer's or key employees' consulting services to the Company or compliance with an agreement not to compete with the Company for a period of at least one year.

        Restricted Stock. Shares of Common Stock awarded as bonuses under the Plan shall contain such resale restrictions and forfeiture provisions as the Committee may deem appropriate. A participant shall have the right to vote and to receive dividends on shares of restricted stock granted under the Plan.

        Stock Units. If stock units are credited to a participant pursuant to an award, amounts equal to dividends otherwise payable on a like number of shares of Common Stock after the crediting of the units may, if the award so provides, be paid to the participant as and when paid or credited to an account for the participant and held until the award is forfeited or paid out. Interest may be credited on any such account annually.

        Taxes. The Committee may, in its discretion, require as a condition of exercise or vesting of a stock bonus award, that the participant pay to the Company any federal, state or local withholding tax required to be paid, which payment may be made in cash or in shares of Common Stock.

        Vesting of Awards. The Committee may, in its discretion, provide for total or partial early vesting of an award in the event of a participant's death, permanent and total disability or retirement, or if any event has or is expected to occur which would result in the termination of a public trading market for the Common
Stock. At the time of vesting, the award shall be paid to the participant either in shares of Common Stock having a fair market value equal to the maturity value of the award or units, or in cash equal to the maturity value of the award or units, or in such combination thereof as the Committee shall determine. Shares of restricted Common Stock issued pursuant to an award shall, at the time of vesting, be released from the restrictions.

        Non-Transferability. All stock bonus awards under the Plan shall not be transferable, except that the Committee may determine that such awards may be transferred by will or the laws of descent and distribution or as otherwise permitted by Rule 16b-3 of the Exchange Act.

                             STOCK OPTIONS

        Option Price. The option price of any option granted under the Plan shall be not less than 100% of the fair market value at the time the option is granted.

        Terms of Exercise. No option may be exercisable more than ten years after the date of grant. Options granted pursuant to the Plan may be exercised during the optionee's continued employment by the Company and for a period not in excess of three years following the termination of such employment. The executor, administrator or personal representative of a deceased optionee may exercise options held by such optionee for a period not in excess of three years after the death of the optionee.

        Incentive Stock Options. With respect to "incentive stock options" as defined in Section 422(b) of the Code, the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year (under all plans of the Company and its subsidiaries) shall not exceed $100,000.

        Loans. The Committee may, in its discretion, authorize loans by the Company to optionees to assist in the exercise of options, whether granted pursuant to the Plan or any prior stock option plan of Zenith, any such loans to be in an amount not in excess of the exercise price of the option plus any federal, state or local income tax payable by the optionee by reason of such exercise as the

Committee shall determine, and to be for such term, to bear such interest and to be on such other terms and conditions as the Committee may determine.

        Payment of Option Price. Payment of the option price may be made in cash or in shares of Common Stock having a fair market value equal to the option price or a combination thereof.

        The Committee may, in its discretion, require as a condition of exercise that the optionee pay to the Company any federal, state or local withholding tax payable as a result of such exercise. The optionee may pay such taxes in cash or in shares of Common Stock having a fair market value equal to the amount of the required tax.

        Non-Transferability. Options are not transferable otherwise than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by him.
Options may not be pledged or hypothecated by the holder.

                     STOCK APPRECIATION RIGHTS

        Under the Plan, stock appreciation rights may be granted separately or in tandem with option grants either at the time of the option grant or subsequently. Upon exercise, the holder of a stock appreciation right is entitled to receive the appreciation in market value of the Common Stock from the date of grant to the exercise date or, in the case of rights granted in tandem with options from the date of grant of the related option to the exercise date. For example, if the option price per share of Common Stock is $10, and on the date of exercise of the stock appreciation right the fair market value per share is $15, then the holder would be entitled to the appreciation of $5 per share. The amount of appreciation is payable in cash, shares of Common Stock or in a combination of shares and cash, as determined by the Committee.
The number of shares payable to an optionee upon the exercise of stock appreciation rights is determined by dividing the aggregate amount of the appreciation of the rights being exercised by the optionee by the fair market value of a share of the Common Stock on the date of exercise.

        The exercise of a stock appreciation right granted in tandem with a stock option cancels the related stock option, and the exercise of a stock option cancels the related stock appreciation right. Stock appreciation rights shall be exercisable not more than ten years after the date of grant. Stock appreciation rights shall not be transferable, except that an executor, administrator or personal representative of a deceased grantee may exercise rights held by such grantee for a period of three months after the death of the grantee. Stock appreciation rights may be exercised while a grantee is employed by the Company and for a period of three months after termination of such employment, provided, that if the terms of the grant so provide, a grantee who is a director of the Company may exercise rights for such longer period after termination of employment as such grantee remains a director of the Company.

                    NON-EMPLOYEE DIRECTORS' STOCK PLAN

        Stock Awards. Each person who is a non-employee director of Zenith on the first Tuesday of December of each year, will be issued 1,000 shares of Common Stock as compensation for his or her service as a director.

        Options. Each year during the term of the Plan, each person who is a non-employee director of Zenith on the day following Zenith's annual meeting of stockholders shall on such day be granted an option to purchase 2,000 shares of Common Stock at a price per share equal to 100% of the fair market value of a share of Common Stock on the date of grant. Such options may be exercised for a period of ten years beginning on the date of grant and the option price may be paid in cash or in shares of Common Stock having a fair market value equal to the option price or a combination thereof. Such an option is not transferable and may, during the lifetime of the director, be exercised only by such director, except that such option may be exercised by the executor, administrator or personal representative of a deceased director at any time within two years following the date of death. Such an option will expire six months following the date on which the director ceases to serve as a member of the Board, unless such cessation is by reason of death, total disability or retirement at or after attaining age 62, in which case such option will expire two years following the date of such cessation. If such a director dies within six months after ceasing to serve as a member of the Board, such option may be exercised by the executor, administrator or personal representative for two years following the date of death.

                      FEDERAL INCOME TAX CONSEQUENCES

        The Plan is not intended to be and does not qualify as a pension, profit sharing or other "qualified" plan under Section 401(a) of the Code and is not subject to the Employee Retirement Income
Security Act of 1974.

        The following is a summary of the United States federal income tax consequences of participation in the various facets of the Plan.

Stock Bonus Awards

        (a) A participant will not recognize income upon the grant of a stock bonus award in the form of stock units, nor will the Company be entitled to a deduction at the time of the grant. Upon the vesting of an award made in the form of stock units, the participant will recognize taxable compensation in an amount equal to the amount of the cash paid as a result of the vesting plus the then fair market value of any shares of Common Stock issued as a result of such vesting.

        The taxable compensation recognized by a participant upon vesting of an award made in the form of stock units is subject to withholding of tax by the Company. The Company will be entitled to a tax deduction in an amount equal to the taxable compensation. The tax basis of any shares of Common Stock received upon vesting of an award in the form of stock units will be the fair market value of such shares used to determine the amount of the participant's taxable compensation and the holding period for such shares will commence on the date on which the compensation is recognized by the participant.

        (b) A participant will not, unless he elects otherwise, recognize income upon the receipt of a stock bonus award in the form of shares of restricted Common Stock, but upon vesting of such shares, the participant will recognize taxable compensation in an amount equal to the then fair market value of such shares. A participant may elect, by filing such election with the Internal Revenue Service within 30 days after the date of an award of shares of restricted Common Stock, to recognize income at the time of the award in an amount equal to the then fair market value of the shares of Common Stock awarded rather than at the later vesting date. However, if shares for which a participant has made such an election are forfeited, the participant will not recognize any loss or be entitled to any deduction. Dividends received by a participant with respect to shares of restricted Common Stock will, until the time when the participant recognizes taxable compensation in respect of the shares, be deemed taxable compensation to the participant.

        The taxable compensation recognized by a participant with respect to an award of shares of restricted Common Stock or dividends paid thereon is subject to withholding of tax by the Company at the time such compensation is recognized by the participant. The Company will be entitled to a tax deduction in an amount equal to the taxable compensation recognized by the participant at the time the participant recognizes the taxable compensation. The tax basis of shares of restricted Common Stock will be the fair market value of such shares used to determine the amount of the participant's taxable compensation, and the holding period for such shares will commence on the date on which the compensation is recognized by the participant.

Stock Options and Stock Appreciation Rights

        (a) A participant granted non-qualified stock options, incentive stock options or stock appreciation rights will not recognize any taxable income at the time the options or rights are granted, and the Company will not be allowed a tax deduction at that time.

        (b) A participant who exercises a non-qualified stock option will recognize taxable compensation at the time of exercise in an amount equal to the excess, if any, of the fair market value at the time of exercise of the shares acquired over their option price. Similarly, a participant who exercises a stock appreciation right will recognize taxable compensation at the time of exercise in an amount equal to the sum of any cash received, plus the fair market value at the time of exercise of any shares of Common Stock received. Notwithstanding the foregoing, an officer or director (within the meaning of Section
16(b) of the Exchange Act) who exercises a non-qualified option within six months after it is granted will, unless he elects otherwise, recognize taxable compensation at the time the restrictions imposed by Section
16(b) of the Exchange Act with respect to such grant lapse, generally six months after grant, in an amount equal to the excess, if any, of the fair market value at such time of the shares acquired over the option price, and an officer or director who receives shares of Common Stock upon exercise of a stock appreciation right within six months after it is granted will, unless he elects otherwise, recognize taxable compensation at the time the restrictions imposed by Section 16(b) of the Exchange Act with respect to the receipt of such shares lapse, in an amount equal to the fair market value at such time of the shares so acquired.

        (c) The taxable compensation recognized by a participant upon exercise of non-qualified stock options or stock appreciation right is subject to withholding of tax by the Company. The Company will be entitled to a tax deduction in an amount equal to the taxable compensation recognized by participants. The tax basis of any shares received upon exercise of non-qualified stock options or stock appreciation rights will be the fair market value of such shares used to determine the participant's taxable compensation and the participant's holding period will commence on the date of exercise of such option or stock appreciation right.

        (d) A participant will not recognize any additional income by reason of delivery of shares, rather than cash, as payment for shares acquired upon exercise of non-qualified stock options. Under current Internal Revenue Service rulings, the number of shares received upon exercise equal to the number of shares so delivered will have the same basis and holding period as the shares delivered and the basis of any remaining shares will be equal to the amount of income recognized by the participant upon exercise of the option. If the shares delivered were acquired by prior exercise of an incentive stock option, while such delivery will not be a disqualifying disposition, a number of shares equal to the number of shares so delivered will be treated as having been acquired on exercise of the prior incentive stock option, and hence the disqualifying disposition rules discussed in the following paragraphs will continue to be applicable to such shares.

        (e) Participants exercising incentive stock options will not be deemed to have received any taxable income at the time of exercise of the option, provided that such exercise occurs during employment, within three months following termination of employment for reasons other than death or disability or within one year after termination of employment because of disability. However, the excess of the fair market value of the shares acquired by exercise of an incentive stock option over their option price is included in alternative minimum taxable income subject to the alternative minimum tax. If a participant disposes of the shares acquired by exercise of an incentive stock option within the period ending on the later of (i) two years after the date of the grant of such option and (ii) one year after the date of transfer of such shares to the participant pursuant to such exercise (any such disposition within such period being referred to as a "disqualifying disposition"), then:

    (1) If the amount realized upon such disposition is equal to or more than the fair market value of such shares on the date of exercise:

    (aa) the amount, if any, by which such fair market value on the date of exercise exceeds the option price of such shares will be treated as taxable compensation to the participant in the year of disposition, and

    (bb) the amount, if any, realized in excess of such fair market value at the date of exercise will be treated as long-term capital gain if such shares were held for more than 12 months after the date of exercise or a short-term capital gain if such shares were held for a shorter period.

    (2) If the amount realized on such disposition is less than the fair market value of such shares on the date of exercise but not less than the option price, the excess of the amount realized over the option price will be treated as taxable compensation to the participant in the year of disposition;

    (3) If the amount realized upon such disposition is less than the option price, the excess of the option price over the amount realized will be treated as long-term capital loss if the shares were held for more than 12 months after the date of exercise and as a short-term capital loss if such shares were held for a shorter period;

    (4) Notwithstanding subparagraphs (2) and (3) above, if a disqualifying disposition is a transaction (such as a sale between designated related parties or a gift) in which any loss sustained would not be recognized under the Code, the difference between the fair market value of the shares at the date of exercise and option price of such shares will be treated as taxable compensation to the participant in the year of such disposition; and

    (5) The Company will be allowed a deduction for federal income tax purposes in the year of disposition to the extent the participant recognizes taxable compensation.

        The disposition of shares acquired by exercise of an incentive stock option at any time after the death of the participant will not be treated as a disqualifying disposition.

        If a participant exercises an incentive stock option more than three months after termination of employment for reasons other than disability or death or more than one year after termination because of disability, then such option will be treated in the same manner as a non-qualified stock option.

        (f) A participant will not recognize any income by reason of delivery of shares acquired by a prior exercise of an incentive stock option as payment for shares acquired by exercise of an incentive stock option if such delivery is not a disqualifying disposition. If delivery of such shares is a disqualifying disposition, the difference between the fair market value of the shares so delivered on the date of such prior exercise and the option price of such shares will be treated as taxable compensation to the participant in the year of such disposition.

        (g) If a participant pays the option price for shares acquired by exercise of an incentive stock option in cash, his basis for such shares will be equal to the amount paid. If a participant delivers shares in payment of such option price, under proposed Treasury
Department regulations, the participant's basis for a number of shares received equal to the number of shares delivered will be the same as for the shares delivered except that the basis for such shares will be increased by income recognized if such delivery constitutes a disqualifying disposition of the delivered shares. The holding period for a number of shares received equal to the number of shares delivered shall be the same as that of the shares delivered, except for purposes of determining whether there is subsequently a disqualifying disposition of the shares received. The basis of the shares received in excess of the number of shares delivered will be zero. Any disqualifying disposition of stock acquired by delivery of previously acquired shares is deemed to be a disposition of the stock with the lowest basis.

        (h) Effective for taxable years beginning after December 31, 1990 net long-term capital gains are eligible for a maximum marginal income tax rate limitation.

        The foregoing is only a summary of the applicable federal income tax laws and should not be relied upon as being a complete statement. Further, the income tax laws may change after the date of this document. A participant should consult his own tax advisor with respect to specific federal, state and other tax consequences of his participation in the Plan.

                           RESALE RESTRICTIONS

        The Plan does not impose restrictions upon the resale by participants of Common Stock acquired under the Plan. However, under the federal securities laws, participants who are deemed to be "affiliates" of Zenith are restricted in the resale of Common Stock owned by them (whether acquired under the Plan or otherwise). For this purpose, an "affiliate" of Zenith is any person who controls Zenith, is controlled by Zenith, or is under common control with Zenith, whether directly or indirectly through one or more intermediaries.

        Resales by "affiliates" may be made only pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act") or pursuant to an exemption from the registration requirements thereunder. One such exemption is provided for certain "brokers' transactions" which comply with all the conditions set forth in Rule 144 under the Securities Act. No registration statement covering resales by affiliates is in effect at the date of this document, and none is presently anticipated to be filed by Zenith. Accordingly, affiliates of Zenith should expect that any resales by them will need to be made in compliance with the applicable provisions of Rule 144 or pursuant to another available exemption from registration.

        The restrictions imposed by Section 16 of the Exchange
Act upon any officer, director or holder of more than 10% of the Common Stock may restrict the exercise of options and stock appreciation rights granted under the Plan and resales of Common Stock acquired under the Plan by such persons. Such persons should consult their legal advisors prior to engaging in such transactions.

                           AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange
Commission (the "Commission"). Certain of the documents so filed are incorporated by reference in the Registration Statement filed by Zenith with the Commission with respect to the shares of Common Stock offered hereby. The Company hereby undertakes to provide without charge to each participant in the Plan, on the written or oral request of any such person, a copy of any or all of the documents so incorporated by reference or any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests for such copies should be directed to David S. Levin, Secretary, Zenith Electronics Corporation, 1000 Milwaukee Avenue, Glenview, Illinois 60025 (708/391-8048).

Neither delivery of this document nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information herein since the date of this document. No person is authorized to give any information or make any representations other than as contained in this document, and, if given or made, such information or representations must not be relied upon. This document does not constitute an offer or a solicitation of an offer to buy any security in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                PART II
                       INFORMATION REQUIRED IN THE
                         REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        (a)	The Annual Report on Form 10-K of Zenith
Electronics Corporation (the "Company") for the year ended December
31, 1994.

        (b)	The Company's Current Reports on Form 8-K,
dated February 9, 1995, February 15, 1995 and February 23, 1995.

        (c)	All other reports filed by the Company pursuant
to Section 13(a) or 15(d) of the Securities Exchange Act of l934, as amended (the "Exchange Act"), since December 31, 1994.

        (d)	The description of the Company's common
stock, $1.00 par value (the "Common Stock"), which is contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        (e)	The description of the Common Stock Purchase
Rights of the Company contained in a registration statement filed under
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration
Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.




                                 II-1


Item 6.	Indemnification of Directors and Officers.

        Reference is made to Section 145 ("Section 145") of the Delaware General Corporation Law of the State of Delaware (the
"Delaware GCL") which provides for indemnification of directors and officers in certain circumstances.

        In accordance with Section 102(b)(7) of the Delaware
GCL, the Company's Restated Certificate of Incorporation, as amended, provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) unlawful payment of dividends under Section 174 of the Delaware GCL or (iv) transactions from which a director derives an improper personal benefit.

        The Restated Certificate of Incorporation, as amended, of the Company provides for indemnification of directors and officers to the full extent provided by the Delaware GCL, as amended from time to time. It states that the indemnification provided therein shall not be deemed exclusive. The Company may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify him against such expense, liability or loss, under the provisions of the Delaware GCL.

        The Company has entered into agreements with each of its directors and officers pursuant to which it has agreed to indemnify each such person under certain circumstances.

        Pursuant to Section 145 and the Certificate of Incorporation, the Company maintains directors' and officers' liability insurance coverage.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        See the Exhibit Index immediately preceding the exhibits to this Registration Statement.

Item 9.	Undertakings.

        (a)	The registrant hereby undertakes:

        (1)	To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;



                                 II-2


        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a) (1) (i) and (a)
(1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)	That, for the purpose of determining any liability
under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)	To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)	The undersigned registrant hereby undertakes
that, for purposes of determining any liability under the Securities Act of l933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of l934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)	Insofar as indemnification for liabilities arising
under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                                 II-3


                               SIGNATURES



        The Registrant.	Pursuant to the requirements of
the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenview, State of Illinois, on this 30th day of March, 1995.

                      ZENITH ELECTRONICS CORPORATION


                      By:  /s/ Jerry K. Pearlman
                           ----------------------
                           Jerry K. Pearlman
                           Chairman, President and
                           Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 30, 1995.



/s/ Jerry K. Pearlman          Director, Chairman and Chief Executive Officer
----------------------         (Principal Executive Officer)
Jerry K. Pearlman

/s/ Albin F. Moschner          Director, President and Chief Operating Officer
----------------------
Albin F. Moschner

/s/ Kell B. Benson             Senior Vice President-Finance and
----------------------         Chief Financial Officer
Kell B. Benson                 (Principal Financial and
                               Principal Accounting Officer)

        *                             Director
----------------------
Harry G. Beckner

        *                        	Director
----------------------
T. Kimball Brooker

        *                        	Director
----------------------
David H. Cohen

        *                        	Director
----------------------
Ilene S. Gordon

        *                        	Director
----------------------
Charles Marshall

        *                        	Director
----------------------
Gerald M. McCarthy

        *                        	Director
---------------------
Andrew McNally IV

        *                        	Director
----------------------
Peter S. Willmott


*By /s/ David S. Levin
    ------------------
    David S. Levin
    Attorney-in-Fact



            INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8



Exhibit
Number                             Description
-----------------------------------------------------------------------------

4(a) Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992.

4(b) By-laws of the Company, as amended (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K, dated January 31, 1994).

4(c) Specimen certificate representing Common Stock, $1.00 par value (incorporated by reference to Exhibit 4(c) to the Company's Registration Statement on Form S-3, Registration
       Number 33-15277).

4(d)   Stockholder Rights Agreement, dated as of October 3, 1986
       (incorporated by reference to Exhibit 4c of the Company's Quarterly Report on Form 10-Q for the quarter ended September
       28, 1991).

4(e) Amendment, dated April 26, 1988, to Stockholder Rights Agreement (incorporated by reference to Exhibit 4 (d) of the Company's Quarterly Report on Form 10-Q for the quarter ended April 3,
       1993).

4(f)   Amended and Restated Summary of Rights to Purchase Common
       Stock (incorporated by reference to Exhibit 4(e) of the Company's Quarterly Report on Form 10-Q, for the quarter ended July 3,
       1993).

4(g)   Amendment, dated July 7, 1988, to Stockholder Rights
       Agreement (incorporated by reference to Exhibit 4(f) of the Company's Quarterly Report on Form 10-Q for the quarter ended July 3,
       1993).

4(h) Agreement, dated May 23, 1991, among Zenith Electronics Corporation, The First National Bank of Boston and Harris Trust and
       Savings Bank (incorporated by reference to Exhibit 1 of Form 8 dated May 30, 1991).

4(i) Amendment, dated May 24, 1991, to Stockholder Rights Agreement (incorporated by reference to Exhibit 2 of Form 8 dated May 30, 1991).

4(j) Agreement, dated as of February 1, 1993, among Zenith Electronics Corporation, The Bank of New York and Harris Trust and Savings Bank (incorporated by reference to Exhibit 1 to Form 8 dated March 25, 1993).

4(k) Certificate of Amendment of Restated Certificate of Incorporation dated May 4, 1993 (incorporated by reference to Exhibit 4(l) of the Company's Quarterly Report on Form 10-Q for the Quarter ended
       April 3, 1993).

4(l) Credit Agreement dated as of May 21, 1993 with General Electric Capital Corporation, as agent and lender, and the other lenders named therein (incorporated by reference to Exhibit 4 of the Company's Current
       Report on Form 8-K dated May 21, 1993).

4(m) Amendment No. 1 dated November 8, 1993 to the Credit Agreement dated May 21, 1993, with General Electric Capital Corporation, as agent and lender, and the other lenders named therein (incorporated by reference to Exhibit 4(b) of the Company's Current Report on Form 8-K dated November 19, 1993).

4(n) Amendment No. 3 dated January 7, 1994 to the Credit Agreement dated May 21, 1993 with General Electric Capital Corporation, as agent and lender, and the other lenders named therein (incorporated by reference to Exhibit 4(b) of the Company's Current Report on Form 8-K dated January 11, 1994).

4(o) Fourth Amendment dated as of January 28, 1994 to the Credit Agreement dated May 21, 1993, with General Electric Capital Corporation, as agent and lender, and the other lenders named therein (incorporated by reference to Exhibit 4 of the Company's Current Report on Form 8-K dated January 31, 1994).

4(p) Fifth Amendment dated April 21, 1994 to Credit Agreement dated May 21, 1993 with General Electric Capital Corporation, as agent and lender, and the other lenders named therein (incorporated by reference to Exhibit 4 of the Company's Current Report on Form 8-K dated April 21, 1994).

4(q) Debenture Purchase Agreement dated as of November 19, 1993 with the institutional investors named therein (incorporated by reference to Exhibit 4(a) of the Company's Current Report on Form 8-K dated November 19, 1993).

4(r)   Amendment No. 1 dated as of November 24, 1993 to the Debenture
       Purchase Agreement dated as of November 19, 1993 with the institutional investor named therein (incorporated by reference to Exhibit 4(a) of the Company's Current Report on Form 8-K dated November 24, 1993).

4(s) Amendment No. 2 dated as of January 11, 1994 to the Debenture Purchase Agreement dated as of November 19, 1993 (incorporated by reference to Exhibit 4(c) of the company's Current Report on Form 8-K dated January 11, 1994).

4(t) Debenture Purchase Agreement dated as of January 11, 1994 with the institutional investor named therein (incorporated by reference to Exhibit 4(a) of the Company's Current Report on Form 8-K dated January 11, 1994.

4(u) Indenture dated as of April 1, 1986 between Zenith Electronics Corporation and The First National Bank of Boston, as trustee, with respect to the 6 1/4% Convertible Subordinated Debentures due 2011 (incorporated by reference to Exhibit 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1991).

*5     Opinion of Richard F. Vitkus

*23(a) Consent of Arthur Andersen LLP

*23(b) The consent of Richard F. Vitkus is contained in his opinion filed as
       Exhibit 5 to this Registration Statement.

*24    Powers of Attorney.

______________________
* Filed herewith.